AGREEMENT AND PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION ("Plan") is made this 29th day of January, 1999, among Silver Strike Mining Company, Inc., a Nevada corporation ("Silver Strike"); Christopher Partners, Inc., a Georgia corporation, any and all of its subsidiaries (hereinafter collectively referred to as "Christopher") and its shareholders (hereinafter "Shareholders").

Silver Strike wishes to acquire all the issued and outstanding stock of Christopher for and in exchange for stock of Silver Strike, in a stock for stock transaction intending to qualify as a tax-free exchange pursuant to Section368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. The partiesintend for this Plan to represent the terms and conditions of such tax-free reorganization, which Plan the parties hereby adopt.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, IT IS AGREED:

                            Section 1

                        Terms of Exchange

1.1 Number of Shares. Upon the execution hereof, the Shareholders of Christopher agree to assign, transfer, and deliver to Silver Strike, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature or description, two shares of common stock of Christopher in exchange for one share of Silver Strike's stock, par value $.001, in the aggregate of 5,414,000 shares, as subject to the provisions of this Plan. Subsequent to the date hereof, the Shareholders shall, upon the surrender of the Christopher certificates representing their respective beneficial and record ownership of all of the issued and outstanding shares of Christopher to Silver Strike, as soon as practicable hereafter, and further provided an exemption from the registration provisions of Section 5 of the Securities Act of 1933 is available for the issuance thereof, the Shareholders shall be entitled to receive a certificate(s) evidencing shares of the exchanged Silver Strike stock as provided for herein. Upon the consummation of the transaction contemplated herein, Christopher shall be a wholly owned subsidiary of Silver Strike.

1.2 Anti-Dilution. For all relevant purposes of this Plan, the number of Silver Strike shares to be issued and delivered pursuant to this Plan, shall be appropriate adjusted to take into account any stock split, stock dividend, reverse stock split, recapitalization, or similar change in Silver Strike common stock, which may occur between the date of the execution of this Plan and the date of the delivery of such shares.

1.3 Delivery of Certificates. The Shareholders shall transfer to Silver Strike at the closing provided for in Section 2 (the "Closing") the shares of common stock of Christopher listed opposite their respective names on Exhibit A hereto (the "Christopher shares") in exchange for shares of the common stock of Silver Strike as outlined above in Section 1.1 hereof (the "Silver Strike Stock"). All of such shares of Silver Strike common stock shall be issued at the closing to the Shareholders, in the numbers shown opposite their respective names in Exhibit A. The transfer of Christopher shares by the Shareholders shall be effected by the delivery to Silver Strike at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, with all signatures guaranteed by a national bank and with all necessary transfer taxes and other revenue stamps affixed and acquired at the Shareholders' expense.

1.4 Further Assurances. Subsequent to the execution hereof, and from time to time thereafter, the Shareholders shall execute such additional instruments and take such other action as Silver Strike may request in order to more effectively sell, transfer and assign clear title and ownership in the Christopher shares to Silver Strike.

                            Section 2

                             Closing

2.1 Closing. The Closing contemplated by Section 1.3 shall be held at the law offices of Daniel W. Jackson on February 15, 1999 or at such other time or place as may be mutually agreed upon in writing by the parties. The Closing may also be accomplished by wire, express mail or other courier service, conference telephone communications or as otherwise agreed by the respective parties or their duly authorized representatives. In any event, the closing of the transactions contemplated by this Plan shall be effected as soon as practicable after all of the conditions contained herein have been satisfied.

2.2 Closing Events. At the Closing, each of the respective parties hereto shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged, and delivered) any agreements, resolutions, rulings, or other instruments required by this Plan to be so delivered at or prior to Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transaction contemplated hereby.

                            Section 3

    Representations, Warranties and Covenants of Silver Strike

Silver Strike represents and warrants to, and covenants with, the Shareholders and Christopher as follows:

3.1 Corporate Status. Silver Strike is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Silver Strike has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the Silver Strike schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Silver Strike's Articles of Incorporation or Bylaws. Silver Strike has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

3.2 Capitalization. The authorized capital stock of Silver Strike as of the date hereof consists of 20,000,000 common shares, par value $.001 and 10,000,000 preferred shares, par value $.001. As of the date hereof there are 1,022,500 common shares of Silver Strike issued and outstanding and no preferred shares issued and outstanding. The foregoing shares constitute fully paid, non-assessable shares. There are no outstanding options, warrants, or calls or any understanding, agreements, commitments, contracts or promises with respect to the issuance of Silver Strike's common stock or with regard to any options, warrants or other contractual rights to acquire any of Silver Strike's authorized but unissued common shares.

3.3  Financial Statements.

(a) Silver Strike hereby warrants and covenants to Christopher that the audited financial statements the period ended March 31, 1998 and for the years ended December 31, 1997 and 1996, fairly and accurately represent the financial condition of Silver Strike and that the same will be prepared along with the period ended as of the date of Closing, for consolidation by an independent public accountant, which shall be prepared in accordance with generally accepted accounting principles consistently applied, on or before the expiration of forty-five days from the date of Closing.

(b) Silver Strike hereby warrants and represents that the audited financial statements for the periods set forth in subparagraph (a), supra, fairly and accurately represent the financial condition of Silver Strike as submitted heretofore to Christopher for examination and review.

3.4 Conduct of Business. Silver Strike will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Christopher, enter into any material commitments except in the ordinary course of business. Silver Strike will conduct itself in the following manner pending the Closing:

(a) Certificate of Incorporation and Bylaws. No change will be made in the Articles of Incorporation or Bylaws of Silver Strike. Except as contemplated in Sections 3.13, 3.14 and 3.15 of this Plan.

(b) Capitalization, etc. Silver Strike will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

3.5 Options, Warrants and Rights. Silver Strike has no options, warrants or stock appreciation rights related to the authorized but unissued Silver Strike common stock. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued Silver Strike common stock, except options, warrants, calls, or commitments, if any, to which Silver Strike is not a party and by which it is not bound.

3.6 Title to Property. Silver Strike has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Silver Strike, and the properties and assets of Silver Strike are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

3.7 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Silver Strike, threatened by or against or effecting Silver Strike at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Silver Strike does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.8 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, Silver Strike and its present management will (i) give to the Shareholders and Christopher, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that the Shareholders and Christopher, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Silver Strike as the Shareholders and Christopher, or their duly authorized representatives, may reasonably request. Any such request to inspect Silver Strike's books shall be directed to Silver Strike' counsel, Daniel W. Jackson, at the address set forth herein under Section 10.4 Notices.

3.9 Confidentiality. Until the Closing (and thereafter if there is no Closing), Silver Strike and its representatives will keep confidential any information which they obtain from the Shareholders or from Christopher concerning its properties, assets and the proposed business operations of Christopher. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on February 15, 1999 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Silver Strike will return to Christopher all written matter with regard to Christopher obtained in connection with the negotiations or consummation of this Plan.

3.10 Conflict with Other Instruments. The transactions contemplated by this Plan will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or there material agreements or instrument to which Silver Strike was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Silver Strike.

3.11 Corporate Authority. Silver Strike has full corporate power and authority to enter into this Plan and to carry out its obligations hereunder and will deliver to the Shareholders and Christopher, or their respective representatives, at the Closing, a certified copy of resolutions of its Board of Directors authorizing execution of this Plan by its officers and performance thereunder.

3.12 Consent of Shareholders. Silver Strike hereby warrants and represents that the Shareholders of Silver Strike, being the owners of a majority of the issued and outstanding stock of the Corporation consented in writing to the authorization to execute an Agreement and Plan of Reorganization as between Silver Strike and Christopher pursuant to a stock-for-stock transaction in which Silver Strike would acquire all of the issued and outstanding shares of Christopher in exchange for the issuance of 5,414,111 common shares of Silver Strike.

3.13 Resignation of Directors. Upon the Closing, the current directors of Silver Strike shall submit their resignations.

3.14 Special Covenants and Representations Regarding the Exchanged Silver Strike Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged Silver Strike shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend interlace on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to Silver Strike a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

3.15 Name of the Corporation. At the Closing, the Board of Directors of Silver Strike will adopt a resolution to change the name of Silver Strike to Halifax International, Inc.

3.16 Resignation of Directors. Upon the Closing, the current directors of Silver Strike shall submit their resignations.

3.17 Special Covenants and Representations Regarding the Exchanged Silver Strike Stock. The consummation of this Plan and the transactions herein contemplated include the issuance of the exchanged Silver Strike shares to the Shareholders, which constitutes an offer and sale of securities under the Securities Act of 1933, as amended, and applicable states' securities laws. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus requirements of such statutes which depend interlace on the circumstances under which the Shareholders acquire such securities. In connection with the reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, Shareholders shall cause to be delivered to Silver Strike a Letter(s) of Investment Intent in the form attached hereto as Exhibit B and incorporated herein by reference.

3.18 Undisclosed or Contingent Liabilities. Silver Strike hereby represents and warrants that it has no undisclosed or contingent liabilities which have not been disclosed to Christopher.

3.19 Information. The information concerning Silver Strike set forth in this Plan, and the Silver Strike schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to Christopher in connection with this Plan.

3.20 Title and Related Matters. Silver Strike has good and marketable title to all of its properties, interests in properties, and assets, real and personal, which are reflected, or will be reflected, in the Silver Strike balance sheets, free and clear of any and all liens and encumbrances.

3.21 Contracts or Agreements. Silver Strike is not bound by any material contracts, agreements or obligations which it has not already disclosed to Christopher.

3.22 Governmental Authorizations. Silver Strike has all licenses, franchises, permits and other government authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Silver Strike of this Plan and the consummation by Christopher of the transactions contemplated hereby.
3.23 Compliance with Laws and Regulations. Silver Strike has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of Silver Strike or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to Christopher.

3.24 Approval of Plan. The Board of Directors of Silver Strike has authorized the execution and delivery of this Plan by Silver Strike and have approved the Plan and the transactions contemplated hereby. Silver Strike has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

3.25 Investment Intent. Silver Strike is acquiring the Christopher shares to be transferred to it under this Plan for investment and no with a view to the sale or distribution thereof, and Silver Strike has no commitment or present intention to liquidate Christopher or to sell or otherwise dispose of the Christopher shares.

3.26 Unregistered Shares and Access to Information. Silver Strike understands that the offer and sale of the Christopher shares have not been registered with or reviewed by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal, state securities law administrator has reviewed or approved any disclosure or other material concerning Christopher or the Christopher shares. Silver Strike has been provided with and reviewed all information concerning Christopher, the Christopher shares as it has considered necessary or appropriate as a prudent and knowledgeable investor to enable it to make an informed investment decision concerning the Christopher shares. Silver Strike has made an investigation as to the merits and risks of its acquisition of the Christopher Shares and has had the opportunity to ask questions of, and has received satisfactory answers from, the officers and directors of Christopher concerning Christopher, the Christopher shares and related matters, and has had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Christopher shares.

3.27 Obligations. Silver Strike is not aware of any outstanding obligations to any of its employees or consultants as of the Closing.

3.28 Silver Strike Schedules. Silver Strike has delivered to Christopher the following items listed below, hereafter referred to as the "Silver Strike Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of Silver Strike on or about the date within the Plan is executed to certify that the Silver Strike Schedules are true and correct.

(a)  Copy of Articles of Incorporation, as amended, and Bylaws

(b)  Financial statements

(c)  Shareholder list;

(d)  Resolution of Directors approving Plan

(e)  Consent of Shareholders approving Plan

(f)  Officers' Certificate as required under Section 6.2 of the Plan

(g   Opinion of counsel as required under Section 6.4 of the Plan

(h)  Certificate of Good Standing

                            Section 4

     Representations, Warranties and Covenants of Christopher

Christopher represents and warrants to, and covenants with, the Shareholders and Silver Strike as follows:

4.1 Corporate Status. Christopher is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia incorporated on January 9, 1996. Christopher has full corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business on all material respects as it is now being conducted, and there is no jurisdiction in which the character and location of the assets owned by it, or the nature of the business transacted by it, requires qualification. Included in the Christopher schedules (defined below) are complete and correct copies of its Articles of Incorporation and Bylaws as in effect on the date hereof. The execution and delivery of this Plan does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Christopher's Articles of Incorporation or Bylaws. Christopher has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise, to authorize the execution and delivery of this Plan.

4.2 Capitalization. The authorized capital stock of Christopher as of the date hereof consists of 50,000,000 common shares, par value $0.001. As of the date hereof there are 11,233,222 common shares of Christopher issued and outstanding. The foregoing shares constitute fully paid, non-assessable shares. Over the last three years Christopher conducted a unit offering of common shares. Each unit consisted of 1 common share with a warrant to purchase 1/2 a share of Christopher's authorized but unissued common stock. Christopher also gave certain individuals warrants to purchase common stock of Christopher as consideration for services rendered to Christopher. As of the date hereof Christopher has a total of 1,710,150 warrants issued and outstanding.

 4.3 Conduct of Business. Christopher will use its best efforts to maintain and preserve its business organization, employee relationships and goodwill intact, and will not, without the prior written consent of Silver Strike, enter into any material commitments except in the ordinary course of business.

Christopher agrees that Christopher will conduct itself in the following manner pending the Closing:

(a) Certificate of Incorporation and Bylaws. No change will be made in the Certificate of Incorporation or Bylaws of Christopher.

(b) Capitalization, etc. Christopher will not make any change in its authorized or issued shares of any class, declare or pay any dividend or other distribution, or issue, encumber, purchase or otherwise acquire any of its shares of any class.

4.4 Title to Property. Christopher has good and marketable title to all of its properties and assets, real and personal, proprietary or otherwise, as will be reflected in the balance sheets of Christopher, and the properties and assets of Christopher are subject to no mortgage, pledge, lien or encumbrance, unless as otherwise disclosed in its financial statements.

4.5 Litigation. There are no material actions, suits, or proceedings, pending, or, to the best knowledge of Christopher, threatened by or against or effecting Christopher at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind; Christopher does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, warrant, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

4.6 Books and Records. From the date hereof, and for any reasonable period subsequent thereto, Christopher and its present management will (i) give to Silver Strike, or their duly authorized representatives, full access, during normal business hours, to all of its books, records, contracts and other corporate documents and properties so that Silver Strike, or their duly authorized representatives, may inspect them; and (ii) furnish such information concerning the properties and affairs of Christopher as the Shareholders and Christopher, or their duly authorized representatives, may reasonably request. Any such request to inspect Christopher's books shall be directed to Christopher's representative, at the address set forth herein under Section 10.4 Notices.

4.7 Confidentiality. Until the Closing (and thereafter if there is no Closing), Christopher and its representatives will keep confidential any information which they obtain from the Shareholders or from Christopher concerning its properties, assets and the proposed business operations of Christopher. If the terms and conditions of this Plan imposed on the parties hereto are not consummated on or before 5:00 p.m. MST on February 15, 1999 or otherwise waived or extended in writing to a date mutually agreeable to the parties hereto, Christopher will return to Silver Strike all written matter with regard to Silver Strike obtained in connection with the negotiations or consummation of this Plan.

4.8 Investment Intent. The Shareholders represent and covenant that they are acquiring the unregistered and restricted common shares of Silver Strike to be delivered to them under this Plan for investment purposes and not with a view to the subsequent sale or distribution thereof, and as agreed, supra, the Shareholders, their successors and assigns agree to execute and deliver to Silver Strike on the date of Closing or no later than the date on which the restricted shares are issued and delivered to the Shareholders, their assigns, or designees, an Investment Letter similar in form to that attached hereto as Exhibit B.

4.9 Unregistered Shares and Access to Information. Christopher and the Shareholders understand that the offer and sale of Silver Strike shares to be exchanged for the Christopher shares have not been registered with or reviewed by the securities and Exchange Commission under the Securities Act of 1933, as amended, or with or by any state securities law administrator, and no federal or state securities law administrator has reviewed or approved any disclosure or other material facts concerning Silver Strike or Silver Strike stock. Christopher and the Shareholders have been provided with and reviewed all information concerning Silver Strike and Silver Strike shares, to be exchanged for the Christopher shares as they have considered necessary or appropriate as prudent and knowledgeable investors to enable them to make informed investment decisions concerning the Silver Strike shares, to be exchanged for the Christopher shares. Christopher and the Shareholders have made an investigation as to the merits and risks of their acquisition of the Silver Strike shares, to be exchanged for the Christopher shares and have had the opportunity to ask questions of, and have received satisfactory answers from, the officers and directors of Silver Strike concerning Silver Strike shares to be exchanged for the Christopher shares and related matters, and have had an opportunity to obtain additional information necessary to verify the accuracy of such information and to evaluate the merits and risks of the proposed acquisition of the Silver Strike shares to be exchanged for the Christopher shares.

4.10 Title to Shares. The Shareholders are the beneficial and record owners, free and clear of any liens and encumbrances, of whatever kind or nature, of all of the shares of Christopher of whatever class or series, which the Shareholders have contracted to exchange.

4.11  Contracts.

(a) Set forth in the Christopher Schedules are copies or descriptions of all material contracts which written or oral, all agreements, franchises, licenses, or other commitments to which Christopher is a party or by which Christopher or its properties are bound.

(b) Except as may be set forth in the Christopher Schedules, Christopher is not a party to any contract, agreement, corporate restriction, or subject to any judgment, order, writ, injunction, decree, or award, which materially and adversely effect the business, operations, properties, assets, or conditions of Christopher.

(c) Except as set forth in the Christopher Schedules, Christopher is not a party to any material oral or written (i) contract for employment of any officer which is not terminable on 30 days (or less) notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance, or any other retirement plan of arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended, or otherwise covered; (iii) agreement providing for the sale, assignment or transfer of any of its rights, assets or properties, whether tangible or intangible, except sales of its property in the ordinary course of business with a value of less than $2,000; or (iv) waiver of any right of any value which in the aggregate is extraordinary or material concerning the assets or properties scheduled by Christopher, except for adequate value and pursuant to contract. Christopher has not entered into any material transaction which is not listed in the Christopher Schedules or reflected in the Christopher financial statements.

4.12 Material Contract Defaults. Christopher is not in default in any material respect under the terms of any contract, agreement, lease or other commitment which is material to the business, operations, properties or assets, or condition of Christopher, and there is no event of default or event which, with notice of lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Christopher has not taken adequate steps to prevent such default from occurring, or otherwise compromised, reached a satisfaction of, or provided for extensions of time in which to perform under any one or more contract obligations, among others.

4.13 Conflict with Other Instruments. The consummation of the within transactions will not result in the breach of any term or provision of, or constitute a default under any indenture, mortgage, deed of trust, or other material agreement or instrument to which Christopher was or is a party, or to which any of its assets or operations are subject, and will not conflict with any provision of the Articles of Incorporation or Bylaws of Christopher.

4.14 Governmental Authorizations. Christopher is in good standing in the State of Georgia. Except for compliance with federal and state securities laws, no authorization, approval, consent or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Christopher of this Plan and the consummation by Christopher of the transactions contemplated hereby.

4.15 Compliance with Laws and Regulations. Christopher has complied with all applicable statutes and regulations of any federal, state, or other applicable jurisdiction or agency thereof, except to the extent that noncompliance would not materially and adversely effect the business, operations, properties, assets, or condition of Christopher or except to the extent that noncompliance would not result in the occurrence of any material liability, not otherwise disclosed to Silver Strike.

4.16 Approval of Plan. The Board of Directors of Christopher have authorized the execution and delivery of this Plan by Christopher and have approved the Plan and the transactions contemplated hereby. Christopher has full power, authority, and legal right to enter into this Plan and to consummate the transactions contemplated hereby.

4.17 Information. The information concerning Christopher set forth in this Plan, and the Christopher Schedules attached hereto, are complete and accurate in all material respects and do not contain, or will not contain, when delivered, any untrue statement or a material fact or omit to state a material fact the omission of which would be misleading to Silver Strike in connection with this Plan.

4.18 Christopher Schedules. Christopher has delivered to Silver Strike the following items listed below, hereafter referred to as the "Christopher Schedules", which is hereby incorporated by reference and made a part hereof. A certification executed by a duly authorized officer of Christopher on or about the date within the Plan is executed to certify that the Christopher Schedules are true and correct.

(a)  Copy of Articles of Incorporation and Bylaws

(b)  Financial Statements

(c) A schedule setting forth the shareholders, together with the number of shares owned beneficially or of record by each (also attached as Exhibit A)

(d) A schedule setting forth the warrant holders, together with the number of warrants owned beneficially or of record by each.

(e)  Sample Warrant Certificate

(d)  Resolutions of Board of Directors approving Plan
(e)  Consent of Shareholders approving Plan

(f) A list of key employees, including current compensation, with notation as to job description and whether or not such employee is subject to written contract, and if subject to a contract or employment agreement, a copy of the same

(g) A schedule showing the name and location of each bank or other institution with which Christopher has an account and the names of the authorized persons to draw thereon or having access thereto

(h)  A schedule setting forth all material contracts

(i)  Officers' Certificate as required by Section 7.2 of the Plan

(j) Schedule of all debts, mortgages, security interests, pledges, liens, encumbrances, claims and the like

(k)  Certificate of Good Standing

                            Section 5

                        Special Covenants

5.1 Christopher Information Incorporated in Silver Strike's Reports. Christopher represents and warrants to Silver Strike that all the information furnished under this Plan shall be true and correct in all material respects and that there is no omission of any material fact required to make the information stated not misleading. Christopher agrees to indemnify and hold Silver Strike harmless, including each of its Directors and Officers, a and each person, if any, who controls such party, under any applicable law from and against any and all losses, claims, damages, expenses or liabilities to which any of them may become subject under applicable law, or reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based on any untrue statement, alleged untrue statement, or omission of a material fact contained in such information delivered hereunder.

5.2 Special Covenants and Representations Regarding the Exchanged Silver Strike Stock. The consummation of this Plan and the transactions herein contemplated, including the issuance of the Silver Strike shares in exchange for all of the issued and outstanding shares of Christopher to the Shareholders constitutes the offer and sale of securities under the Securities Act and the applicable state statutes, which depend, inter alia, on the circumstances under which the Shareholders acquire such securities. Silver Strike intends to rely on the exemption of the registration provision of
Section 5 of the Securities Act as provided for under Section 4.2 of the Securities Act of 1933, which states "transactions not involving a public offering", among others. Each Shareholder upon submission of his Christopher shares and the receipt of the Silver Strike post-split shares exchanged therefor, shall execute and deliver to Silver Strike a letter of investment invent to indicate, among other representations, that the Shareholder is exchanging the Christopher shares for Silver Strike post-split shares for investment purposes and not with a view to the subsequent distribution thereof. A proposed Investment Letter is attached hereto as Exhibit B and incorporated herein by reference for the general use by the Shareholders, as they may determine.

5.3 Action Prior to Closing. Upon the execution hereof until the Closing date, and the completion of the consolidated audited financials,

(a) Christopher and Silver Strike will (i) perform all of its obligations under material contracts, leases, insurance policies and/or documents relating to its assets and business; (ii) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with existing potential customers and clients; and (iii) fully comply with and perform in all material respects all duties and obligations imposed on it by all federal and state laws and all rules, regulations, and orders imposed by all federal or state governmental authorities.
(b) Neither Christopher nor Silver Strike will (i) make any change in its Articles of Incorporation or Bylaws except and unless as contemplated pursuant to Section 3 of this Plan; (ii) enter into or amend any contract, agreement, or other instrument of the types described in the parties' schedules, except that a party may enter into or amend any contract or other instrument in the ordinary course of business involving the sale of goods or services, provided that such contract does not involve obligations in excess of $10,000.

                            Section 6

              Conditions Precedent to Obligations of
                 Christopher and the Shareholders

All obligations of Christopher and the Shareholders under this Plan are subject to the satisfaction, on or before the Closing date, except as otherwise provided for herein, or waived or extended in writing by the parties hereto, of the following conditions:

6.1 Accuracy of Representations. The representations and warranties made by Silver Strike in this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, Silver Strike shall have performed and complied with by Silver Strike prior to the Closing, unless waived or extended in writing by the parties hereto. Christopher shall have been furnished with a certificate, signed by a duly authorized executive officer of Silver Strike and dated the Closing date, to the foregoing effect.

6.2 Officers' Certificate. Christopher and the Shareholders shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Silver Strike, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Silver Strike, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Silver Strike.

6.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of Silver Strike, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Silver Strike, except as otherwise disclosed to Christopher.

6.4 Opinion of Counsel of Silver Strike. Silver Strike shall furnish to Christopher and the Shareholders an opinion dated as of the Closing date and in form and substance satisfactory to Christopher and the Shareholders to the effect that:

(a) Silver Strike is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and with all requisite corporate power to perform its obligations under this Plan.

(b) The business of Silver Strike, as presently conducted, including, upon the consummation hereof, the ownership of all of the issued and outstanding shares of Christopher, does not require it to register it to do business as a foreign corporation on any jurisdiction other than under the jurisdiction of its Articles of Incorporation or Bylaws and Silver Strike has complied to the best of its knowledge in all material respects with all the laws, regulations, licensing requirements and orders applicable to its business activities and has filed with the proper authorities, including the Department of Commerce, Division of Corporations, and Secretary of State for the State of Nevada, all statements and reports required to be filed.

(c) The authorized and outstanding capital stock of Silver Strike as set forth in Section 3.2 above, and all issued and outstanding shares have been duly and validly authorized and issued and are fully paid and non-assessable.

(d) There are no material claims, suits or other legal proceedings pending or threatened against Silver Strike of any court or before or by any governmental body which might materially effect the business of Silver Strike or the financial condition of Silver Strike as a whole and no such claims, suits or legal proceedings are contemplated by governmental authorities against Silver Strike.

(e) To the best knowledge of such counsel, the consummation of the transactions contemplated by this Plan will not violate or contravene the provisions of the Certificate of Incorporation or Bylaws of Silver Strike, or any contract, agreement, indenture, mortgage, or order by which Silver Strike is bound.

(f) This Plan constitutes a legal, valid and binding obligation of Silver Strike enforceable in accordance with its terms, subject to the effect of any bankruptcy, insolvency, reorganization, moratorium, or similar law effecting creditors' rights generally and general principles of equity (regardless of whether such principles are considered in a proceeding in equity or law).

(g) The execution and delivery of this Plan and the consummation of the transactions contemplated hereby have been ratified by a majority of the Shareholders of Silver Strike and have been duly authorized by its Board of Directors.

(h) Silver Strike has not, nor will it undertake any action, the result of which would endanger the tax-free nature of the Plan.

6.5 Good Standing. Christopher shall have received a Certificate of Good Standing from the State of Nevada, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that Silver Strike is in good standing as a corporation in the State of Nevada..

6.6 Other Items. Christopher and the Shareholders shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Christopher and the Shareholders may reasonably request.

                            Section 7

       Conditions Precedent to Obligations of Silver Strike

All obligations of Silver Strike under this Plan are subject, at its option, to the fulfillment, before the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties made by Christopher and the Shareholders under this Plan were true when made and shall be true as of the Closing date (except for changes therein permitted by this Plan) with the same force and effect as if such representations and warranties were made at and as of the Closing date; and, Silver Strike shall have performed and complied with by Christopher prior to the Closing, unless waived or extended in writing by the parties hereto. Silver Strike shall have been furnished with a certificate, signed by a duly authorized executive officer of Christopher and dated the Closing date, to the foregoing effect.

7.2 Officers' Certificate. Silver Strike shall have been furnished with a certificate dated the Closing date and signed by a duly authorized executive officer of Christopher, to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Christopher, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Plan, or which might result in any material adverse change in the assets, properties, business, or operations of Christopher.

7.3 No Material Adverse Change. Prior to the Closing date, there shall have not occurred any material adverse change in the final condition, business or operations of Silver Strike, nor shall any event have occurred which, with lapse of time or the giving of notice or both, may cause or create any material adverse change in the financial condition, business or operations of Christopher, except as otherwise disclosed to Silver Strike.

7.4 Good Standing. Silver Strike shall have received a Certificate of Good Standing from the State of Georgia, dated within sixty (60) days prior to Closing, but in no event later than ten days subsequent to the execution hereof certifying that Christopher is in good standing as a corporation in the State of Georgia.

7.5 Dissenters' Rights Waived. The Shareholders of Christopher, and each of them, agree and hereby waive any dissenters' rights, if any, under the laws of the State of Georgia in regards to any objection to this Plan as outlined herein and otherwise consent to and agree and authorize the execution and consummation of the within Plan in accordance to the terms and conditions of this Plan by the management of Christopher.

7.6 Other Items. Silver Strike shall have received such further documents, certifications or instruments relating to the transactions contemplated hereby as Silver Strike may reasonably request.

7.7 Execution of Investment Letter. The Shareholders shall have executed and delivered copies of Exhibit B to Silver Strike.

                            Section 8

                           Termination

8.1 Termination by Christopher or the Shareholders. This Plan may be terminated at any time prior to the Closing date by action of Christopher or the Shareholders, if Silver Strike shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations and warranties contained herein shall be inaccurate in any material respect.

8.2 Termination by Silver Strike. This Plan may be terminated at any time prior to the Closing date by action of Silver Strike if Christopher shall fail to comply in any material respect with any of the covenants or agreements contained in this Plan, or if any of its representations or warranties contained herein shall be inaccurate in any material respect.

8.3  Termination by Mutual Consent

(a) This Plan may be terminated at any time prior to the Closing date by mutual consent of Silver Strike, expressed by action of its Board of Directors, Christopher or the Shareholders.

(b) If this Plan is terminated pursuant to Section 8, this Plan shall be of no further force and effect and no obligation, right or liability shall arise hereunder. Each party shall bare its own costs in connection herewith.

                            Section 9

                   Shareholders' Representative

    The Shareholders hereby irrevocably designate and appoint Pillip E. Lundquist as their agent and attorney in fact (the "Shareholders' Representative") with full power and authority until the Closing to execute, deliver and receive on their behalf all notices, requests and other communications hereunder; to fix and alter on their behalf the date, time and place of the Closing; to waive, amend or modify any provisions of this Plan and to take such other action on their behalf in connection with this Plan, the Closing and the transactions contemplated hereby as such agent deems appropriate; provided, however, that no such waiver, amendment or modification may be made if it would decrease the number of shares to be issued to the Shareholders under Section 1 hereof or increase the extent of their obligation to Silver Strike hereunder, unless agreed in writing by the Shareholders.

                            Section 10

                        General Provisions

10.1 Further Assurances. At any time, and from time to time, after the Closing date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of the Plan.

10.2 Payments of Estimated Costs and Fees. Silver Strike and Christopher mutually determine and agree that Silver Strike shall pay the estimated costs and fees incurred in connection with the execution and consummation of the Plan.

10.3 Press Release and Shareholders' Communications. On the date of Closing, or as soon thereafter as practicable, Christopher and the Shareholders shall cause to have promptly prepared and disseminated a news release concerning the execution and consummation of the Plan, such press release and communication to be released promptly and within the time required by the laws, rules and regulations as promulgated by the United States Securities and Exchange Commission, and concomitant therewith to cause to be prepared a full and complete letter to Silver Strike's shareholders which shall contain information required by Regulation 240.14f-1 as promulgated under Section 14(f) as mandated under the Securities and Exchange Act of 1934, as amended.

10.4 Notices. All notices and other communications required or permitted hereunder shall be sufficiently given if personally delivered, sent by registered mail, or certified mail, return receipt requested, postage prepaid, or by facsimile transmission addressed to the following parties hereto or at such other addresses as follows:

If to Silver Strike:   Silver Strike Mining Company, Inc.
                       525 South 300 East
                       Salt Lake City, Utah 84111

With a copy to:        Daniel W. Jackson, Esq.
                       525 South 300 East
                       Salt Lake City, Utah 84111

If to Christopher:     Christopher Partners, Inc.
                       7 Piedmont Center, Suite 500
                       Atlanta, Georgia 30305

or at such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, sent by facsimile transmission, or telegraphed.

10.5 Entire Agreement. This Plan represents the entire agreement between the parties relating to the subject matter hereof, including any previous letters of intent, understandings, or agreements between Silver Strike, Christopher and the Shareholders with respect to the subject matter hereof, all of which are hereby merged into this Plan, which alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. Excepting the foregoing agreement, there are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

10.6 Governing Law. This Plan shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, except to the extent preempted by federal law, in which event (and to that extent only) federal law shall govern.

10.7 Tax Treatment. The transaction contemplated by this Plan is intended to qualify as a "tax-free" reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Christopher and Silver Strike acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

10.8 Attorney Fees. In the event that any party prevails in any action or suit to enforce this Plan, or secure relief from any default hereunder or breach hereof, the nonprevailing party or parties shall reimburse the prevailing party or parties for all costs, including reasonable attorney fees, incurred in connection therewith.

10.9 Amendment of Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently or separately, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, therefore, or thereafter occurring or existing. Any time prior to the expiration of thirty (30) days from the date hereof, this Plan may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Plan may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

10.10 Counterparts. This Plan may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

10.11 Headings. The section and subsection headings in this Plan are inserted for convenience only and shall not effect in any way the meaning or interpretation of the Plan.

10.12 Parties in Interest. Except as may be otherwise expressly provided herein, all terms and provisions of this Plan shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, beneficiaries, personal and legal representatives, and assigns.


    IN WITNESS WHEREOF, the parties have executed this Plan and Agreement of Reorganization effective the day and year first set forth above.

                         SILVER STRIKE MINING COMPANY, INC.
Attest:
/s/ Anita Patterson          /s/ Martin Goicoechea
_____________________    By___________________________________________________
                             Its President

                         CHRISTOPHER PARTNERS, INC.
Attest:

/s/ Sandra T. Jones           /s/ Phillip E. Lundquist
_____________________    By___________________________________________________
                             Its President


                        SHAREHOLDERS:


Attest:                  ARISTA CAPITAL

/s/ Kathy Spotts             /s/ Phillip E. Lundquist
_____________________    By___________________________________________________



Attest:                  COGNITIVE INVESTCO, INC.

/s/ Anita Patterson           /s/ Dennis Sutton
_____________________    By___________________________________________________


Attest:                  GOVERNMENT CONSULTANTS, INC.

/s/ Sandra T. Jones           /s/ Victor A. Hinojosa
_____________________    By___________________________________________________


Attest:                  EPICONTINENTAL HOLDINGS LIMITED

/s/ Anita Patterson           /s/ Dennis Sutton
_____________________    By___________________________________________________

Attest:

/s/ Sandra T. Jones         /s/ Susumu Amao
_____________________    By___________________________________________________
                            SUSUMU AMAO
Attest:


/s/ Sandra T. Jones          /s/ Victor A. Hinojosa
_____________________    By___________________________________________________
                            VICTOR A. HINOJOSA

Attest:

/s/ Kathy Spotts              /s/ Phillip E. Lundquist
_____________________    By ________________________________________________
                            PHILLIP E. LUNDQUIST